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Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

February 12, 2013

CONSENT OF BARCLAYS CAPITAL INC.

        We hereby consent to (i) the inclusion of our opinion letter, dated January 29, 2013, to the Board of Directors of Copano Energy, L.L.C. (the "Company"), as an Annex to the prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of Kinder Morgan Energy Partners, L.P., as filed by Kinder Morgan Energy Partners, L.P. on February 12, 2013 (the "Registration Statement"), relating to the proposed business combination transaction between the Company and Kinder Morgan G.P., Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings "Summary—Opinions of Copano's Financial Advisors," "Risk Factors—Risk Factors Relating to the Merger," "Proposal 1: The Merger—Background of the Merger," "Proposal 1: The Merger—Recommendation of the Copano Board of Directors and Its Reasons for the Merger," "Proposal 1: The Merger—Opinions of Copano's Financial Advisors," "Proposal 1: The Merger—Copano Projected Financial Information" and "Proposal 1: The Merger—Kinder Morgan Projected Financial Information".

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
BARCLAYS CAPITAL INC.
By:	/s/ Chris Watson
Name:	Chris Watson
Title:	Managing Director

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  Exhibit 99.1
CONSENT OF BARCLAYS CAPITAL INC.